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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
PARAMOUNT ACQUISITION CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Not applicable.
	(2)	Aggregate number of securities to which transaction applies: Not applicable.
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Paramount Acquisition Corp.
787 Seventh Avenue, 48th Floor
New York, New York 10019

Supplement to Proxy Statement—Your Vote is Very Important
Amendment to Stock Purchase Agreement with Chem Rx

October 12, 2007

Dear Stockholder,

        On or about October 3, 2007, we mailed to you a definitive proxy statement dated October 2, 2007 relating to a special meeting of stockholders of Paramount Acquisition Corp. ("Paramount") scheduled to be held on October 17, 2007 to consider the previously announced Stock Purchase Agreement (the "Stock Purchase Agreement") among Paramount, B.J.K. Inc., a New York corporation doing business as Chem Rx ("Chem Rx"), and Jerry Silva, Steven Silva, the Jody R. Silva Trust and The Jerry Silva 2007 Annuity Trust (each, a "Seller" and together, the "Sellers") and the transaction contemplated thereby (the "Transaction") and other related matters. On October 8, 2007, Paramount, Chem Rx and the Sellers entered into an amendment to the Stock Purchase Agreement (the "Amendment"). The amendment has the effect of, among other things, replacing a portion of the cash consideration payable by Paramount to the Sellers at the closing of the Transaction with unsecured subordinated promissory notes (the "Subordinated Notes"). The amount of cash consideration that is replaced with the Subordinated Notes will be between $5,000,000 and $15,000,000, depending on the number of holders of Paramount's common stock who elect to convert their shares into cash. Following the Transaction, Paramount will be renamed "Chem Rx Corporation".

        In addition, on October 8, 2007, we amended our commitment and fee letters with CIBC Inc. and CIBC World Markets Corp. to reflect our agreement on the terms of our senior secured credit facilities.

        We are enclosing herewith a supplement to the proxy statement describing in further detail the amendment to the Stock Purchase Agreement and the amendments to the commitment and fee letters with CIBC Inc. and CIBC World Markets Corp.

        After careful consideration, Paramount's board of directors has approved and declared advisable the Transaction and determined that the Transaction is fair to and in the best interests of Paramount and its stockholders. Paramount's board of directors also approved the amendment to the Stock Purchase Agreement and the amendment to our commitment and fee letters with CIBC. The Paramount board of directors recommends that you vote or give instruction to vote "FOR" the adoption of the Transaction proposal, and the other proposals set forth in the proxy statement dated October 2, 2007.

        The special meeting will still be held on Wednesday, October 17, 2007 at 10:00 a.m., local time, at the offices of Covington & Burling LLP, Paramount's counsel, located at The New York Times Building, 620 Eighth Avenue, New York, New York 10018. The record date has not changed. Only stockholders who owned shares of Paramount's common stock at the close of business on October 1, 2007, the record date for the special meeting, will be entitled to vote.

        At the special meeting, you will be asked to consider and vote upon the following proposals:

        (1)   to adopt the Stock Purchase Agreement, dated as of June 1, 2007, as amended, among Paramount, Chem Rx and the Sellers and the transactions contemplated thereby. We refer to this proposal as the Transaction proposal;

        (2)   to approve an amended and restated certificate of incorporation of Paramount. We refer to this proposal as the charter amendment proposal;

        (3)   to approve the 2007 Incentive Compensation Plan (an equity-based incentive compensation plan). We refer to this proposal as the incentive compensation plan proposal; and

        (4)   to approve the adjournment of the special meeting to a later date or dates if necessary to solicit additional proxies for approval of any of the proposals above. We refer to this proposal as the adjournment proposal.

        Your vote is important regardless of the number of shares you own. The Transaction proposal must be approved by the holders of a majority of the shares of our common stock issued in our initial public offering. The charter amendment proposal must be approved by the holders of a majority of the outstanding shares of Paramount common stock. The incentive compensation plan proposal and the adjournment proposal must be approved by the holders of a majority of the shares of Paramount common stock present in person or represented by proxy and entitled to vote at the special meeting.

        The board of directors of Paramount unanimously recommends that you vote "FOR" each of the proposals. All Paramount stockholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of Paramount common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the Transaction proposal and charter amendment proposal.

        If you have already delivered a properly executed proxy card, you do not need to do anything unless you wish to change your vote. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow & Co., Inc., at (800) 607-0088, or our corporate secretary at (212) 554-4300.

        The proxy supplement contains additional information about the Stock Purchase Agreement and the acquisition financing. We urge you to read the proxy supplement carefully and in its entirety. We also encourage you, if you have not done so already, to review the definitive proxy statement dated October 2, 2007.

        On behalf of our board of directors, I thank you for your cooperation and continued support.

Sincerely,

Lindsay A. Rosenwald Chairman of the Board

        This proxy supplement is dated October 12, 2007 and is first being mailed, along with the attached proxy card, to our stockholders on or about October 12, 2007.

2

PROXY SUPPLEMENT

INTRODUCTION

        Except as described in this proxy supplement, the information provided in the definitive proxy statement dated October 2, 2007, which we refer to in this proxy supplement as the definitive proxy statement, previously mailed to stockholders of Paramount Acquisition Corp. on or about October 3, 2007, continues to apply. To the extent that information in this proxy supplement differs from, updates or conflicts with information contained in the definitive proxy statement, the information in this proxy supplement is more current. If you need another copy of the definitive proxy statement, please call our proxy solicitor, Morrow & Co., Inc., at (800) 607-0088, or our corporate secretary at (212) 554-4300. The definitive proxy statement may also be found on the Internet at www.sec.gov. See the section entitled "Where You Can Find More Information". In this proxy supplement, the terms "we," "us," "our," "the company" and "Paramount" refer to Paramount Acquisition Corp. and "Stock Purchase Agreement" means the Stock Purchase Agreement prior to giving effect to the Amendment or after giving effect to the Amendment as the context requires.

        This proxy supplement is being mailed to Paramount stockholders who are entitled to vote at the special meeting of stockholders being held to consider a proposal to approve the acquisition of Chem Rx by Paramount, which we refer to as the Transaction, and the Stock Purchase Agreement, dated as of June 1, 2007, as amended, among Paramount, Chem Rx and the Sellers, which we refer to as the Stock Purchase Agreement. All holders of record of Paramount's common stock at the close of business on October 1, 2007, the record date, are entitled to vote at the special meeting and any adjournments or postponements thereof. Paramount intends to mail this proxy supplement and the accompanying proxy card on or about October 12, 2007 to all stockholders entitled to vote.

        We urge you to read carefully this proxy supplement, together with the definitive proxy statement. The information contained in this proxy supplement replaces and supersedes any inconsistent information in the definitive proxy statement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE TRANSACTION

        The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed acquisition described in the definitive proxy statement and this proxy supplement. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy supplement and the definitive proxy statement, as well as the additional documents to which each of them refers, including the Stock Purchase Agreement, a copy of which is attached to the definitive proxy statement as Annex A, and the Amendment to the Stock Purchase Agreement, a copy of which is attached to this proxy supplement as Annex A.

Q:
Why are you sending me this supplement to the definitive proxy statement dated October 2, 2007?

A:
We are sending you this supplement to the definitive proxy statement because on October 8, 2007 Paramount, Chem Rx and the Sellers amended the Stock Purchase Agreement. Also on October 8, 2007, we and CIBC agreed to amendments to the terms of our debt financing. This proxy supplement provides information about the changes to the Transaction and updates the definitive proxy statement, which was previously mailed to you on or about October 3, 2007.

Q:
Why did Paramount, Chem Rx and the Sellers amend the Stock Purchase Agreement and the terms of the debt financing?

A:
On June 18, 2007, we received a commitment for a total of $177 million of debt financing from CIBC Inc. and CIBC World Markets Corp., who we refer to together as CIBC. Under the terms of a fee letter that we signed with CIBC, CIBC was entitled, after consultation with us, and subject to certain limitations, to invoke certain "market flex" provisions if it determined that such changes were necessary or advisable to ensure a successful syndication of the credit facilities. In September 2007, CIBC informed us that it anticipated that changes to the pricing and other terms of the financing set forth in the commitment may be required. We then began negotiating the final terms of the credit facilities with CIBC. As part of that negotiation, CIBC requested that we and the Sellers amend the Stock Purchase Agreement to replace a portion of the cash consideration with unsecured subordinated notes issued to the Sellers. See the section in this proxy supplement entitled "Additional Information About the Transaction—Update to Background of the Transaction".

Q:
What are the significant amendments to the Stock Purchase Agreement?

A:
The Stock Purchase Agreement was amended to, among other things, replace a portion of the cash consideration to be paid to the Sellers at the closing of the Transaction with the Subordinated Notes. The terms of the amendment to the Stock Purchase Agreement are described in the section entitled "Amendment to the Stock Purchase Agreement".

Q:
Does the board of directors still support the Transaction?

A:
Yes. Our board of directors recommends that our common stockholders vote to approve the Transaction and the Stock Purchase Agreement and to approve each of the other proposals that will be voted on at the special meeting. At a meeting held on October 7, 2007, our board of directors approved the amendment to the Stock Purchase Agreement, as well as the amended financing terms.

Q:
What if I already voted using the proxy you sent me earlier?

A:
First, carefully read and consider the information contained in this proxy supplement, the definitive proxy statement and the annexes to each. If you have already delivered a properly executed proxy, you do not need to do anything unless you wish to change your vote.

Q:
Can I change my vote after I have mailed my proxy card?

Yes. Send a later-dated, signed proxy card to Paramount's secretary at the address of Paramount's corporate headquarters prior to the date of the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Paramount's chief executive officer before the special meeting.

Q:
What if I have not voted yet?

A:
After carefully reading and considering the information contained in this proxy supplement, the definitive proxy statement, and the annexes to each, please complete, sign and date your proxy and return it in the enclosed postage-paid return envelope. If you hold your shares in "street name", which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions of how to vote your shares. If you sign and return your proxy card and fail to indicate your vote on your proxy, your shares will be voted "FOR" all four of the proposals.

Q.
Who can help answer my questions?

A:
If you have questions about how to vote or direct a vote in respect of your shares of common stock or if you need additional copies of the proxy statement or the enclosed proxy card, you may call Morrow & Co., Inc., our proxy solicitor, at (800) 607-0088, or our corporate secretary at (212) 554-4300. You may also obtain additional information about Paramount from documents filed with the SEC by following the instructions in the section entitled "Where You Can Find More Information".

FORWARD-LOOKING STATEMENTS

        We believe that some of the information in this proxy supplement constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, the safe-harbor provisions of that act do not apply to statements made in this proxy supplement. You can identify these statements by forward-looking words such as "may," "expect," "anticipate," "contemplate," "believe," "estimate," "intend," and "continue" or similar words. You should read statements that contain these words carefully because they:

  •
  discuss future expectations;

  •
  contain projections of future results of operations or financial condition; or

  •
  state other "forward-looking" information.

        We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors and cautionary language discussed in this document and the proxy statement provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Paramount or Chem Rx in its forward-looking statements, including among other things:

  •
  the number and percentage of Paramount stockholders voting against the Transaction proposal and exercising their IPO conversion rights;

  •
  changing interpretations of generally accepted accounting principles;

  •
  outcomes of government reviews, inquiries, investigations and related litigation;

  •
  continued compliance with government regulations;

  •
  legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Chem Rx is engaged;

  •
  fluctuations in customer demand;

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  management of rapid growth;

  •
  intensity of competition from other providers of institutional pharmacy services;

  •
  general economic conditions;

  •
  availability of financial and other resources to us after the Transaction;

  •
  the effects of the loss or bankruptcy of or default by a significant customer, supplier or other entity relevant to our operations;

  •
  our ability to control costs, particularly labor and employee benefit costs, rising pharmaceutical costs and regulatory compliance costs;

  •
  the effects of healthcare reform and government regulations, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare and institutional pharmacy services industries;

  •
  changes in the reimbursement rates or methods of payment from Medicare and Medicaid and other third party payors, or the implementation of other measures to reduce the reimbursement for our services or the services of our customers and the impact of Medicare Part D;

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  our ability, and the ability of our customers, to comply with Medicare or Medicaid reimbursement regulations or other applicable laws;

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  further consolidation of managed care organizations and other third party payors;

  •
  changes in or the failure to achieve the underlying assumptions and expectations related to the Transaction;

  •
  our ability to implement our business strategy;

  •
  natural disasters, war, civil unrest, terrorism, fire, floods, earthquakes, hurricanes or other matters beyond our control;

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  elimination of, changes in or our failure to satisfy pharmaceutical manufacturers' rebate programs;

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  our ability to attract and retain key executives, pharmacists and other healthcare personnel;

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  our ability to ensure and maintain an effective system of internal controls over financial reporting; and

  •
  geopolitical events and regulatory changes.

        You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy supplement.

        All forward-looking statements included herein attributable to any of Paramount, Chem Rx or any person acting on either party's behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy supplement or to reflect the occurrence of unanticipated events.

        Before you grant your proxy or instruct how your vote should be cast or vote on the adoption of the Stock Purchase Agreement, you should be aware that the occurrence of the events described in the "Risk Factors" section of the definitive proxy statement and elsewhere in this supplemental proxy statement could have a material adverse effect on Paramount and/or Chem Rx.

ADDITIONAL INFORMATION ABOUT THE TRANSACTION

The Special Meeting

        The time, date and location of the special meeting of our stockholders have not changed. The special meeting will be held on Wednesday, October 17, 2007 at 10:00 a.m. at Covington & Burling LLP, The New York Times Building, 620 Eighth Avenue, New York, NY. The record date has not changed. Only stockholders who owned shares of our common stock at the close of business on October 1, 2007, the record date for the special meeting, will be entitled to vote.

Update to Background of the Transaction

        The section entitled "The Transaction Proposal—Background of the Transaction" beginning on page 49 of the definitive proxy statement describes the background of the Transaction up to and including June 4, 2007. The discussion below supplements that description.

        On June 18, 2007, we received a commitment for a total of $177 million of debt financing from CIBC Inc. and CIBC World Markets Corp., who we refer to together as "CIBC". Under the terms of a fee letter that we signed with CIBC on June 18, 2007, CIBC was entitled, after consultation with us, and subject to certain limitations, to invoke certain "market flex" provisions if CIBC determined that such changes were necessary or advisable to ensure a successful syndication of the credit facilities.

        In mid-September 2007, CIBC informed us that it anticipated that changes to the pricing and other terms of the financing set forth in the commitment letter might be required. During the last half of September and the first week of October, we negotiated the definitive terms of the credit facilities with CIBC. As part of that negotiation, CIBC requested that we and the Sellers amend the Stock Purchase Agreement to replace $15 million of the cash consideration with unsecured, subordinated notes issued to the Sellers. Paramount and the Sellers considered the request and, after further negotiations with CIBC, agreed to amend the Stock Purchase Agreement to provide for the reduction of the cash consideration payable by Paramount at closing by between $5 million and $15 million (based on the number of shares of our common stock for which conversion rights are exercised) and to issue to the Sellers subordinated notes in an aggregate principal amount equal to such reduction.

        On October 7, 2007, our board of directors met to consider the proposed amendment to the Stock Purchase Agreement as well as the revised terms of the debt financing. Paramount's management described to the board of directors the details of the terms of the debt financing, as well as the general chronology of the negotiations with CIBC. Representatives of Paramount's counsel reviewed the specifics of the amendment to the Stock Purchase Agreement as well as the proposed terms of the subordinated notes. During this meeting the board of directors approved the amendment to the Stock Purchase Agreement as well as the terms of the debt financing negotiated with CIBC.

Amendment to the Stock Purchase Agreement

        On October 8, 2007, Paramount, Chem Rx and the Sellers entered into a Letter Agreement amending the Stock Purchase Agreement (the "Amendment"). The definitive proxy statement includes the Stock Purchase Agreement as Annex A and also includes a summary of the Stock Purchase Agreement, beginning on page 73 of that proxy statement. The following discussion summarizes the material changes to the Stock Purchase Agreement, as amended by the Amendment and is qualified by reference to the complete text of the Stock Purchase Agreement, a copy of which is attached as Annex A to the definitive proxy statement, and to the Amendment, a copy of which is attached as Annex A to this proxy supplement. All stockholders are encouraged to read the Stock Purchase Agreement and the Amendment in their entirety for a more complete description of the terms and conditions of the Transaction.

        After giving effect to the Amendment, the components of the consideration payable by Paramount in the Transaction are as follows:

  •
  $133,000,000 (subject to adjustments) payable to the Sellers at the closing, of which between $5,000,000 and $15,000,000, depending on the number of shares of Paramount's common stock for which conversion is elected, will be paid in unsecured, subordinated promissory notes of Paramount, and the balance of which will be paid in cash;

  •
  an aggregate of 1,500,000 newly issued shares of Paramount common stock issuable to the Sellers at the closing;

  •
  an aggregate of 1,000,000 newly issued shares of Paramount common stock issuable to Jerry Silva, Steven Silva and Michael Segal (collectively, the "NJ Sellers") at the closing;

  •
  up to an additional $12,500,000 in cash and up to an additional 9,000,000 newly issued shares of Paramount common stock, which may be paid or issued to the Sellers subject to the future satisfaction of certain financial performance criteria of Paramount; and

  •
  assumption by Paramount of up to $32.5 million in debt from Chem Rx. Any additional indebtedness for borrowed money owed by Chem Rx as of the closing date in excess of this amount, will reduce the cash portion of the purchase price on a dollar-for-dollar basis.

        Under the Amendment, the amount of cash consideration payable to the Sellers by us at closing pursuant to Section 1.4(b) of the Stock Purchase Agreement has been reduced by an amount equal to (i) $5,000,000 plus (ii) the product of (A) $10,000,000 multiplied by (B) a fraction (which shall not be greater than 1.00), the numerator of which is the number of shares of our common stock that are converted into the right to receive cash pursuant to our certificate of incorporation, and the denominator of which is 1,954,999 (the amount of such reduction, the "Deferred Consideration"). In no event shall the Deferred Consideration exceed $15,000,000. Sections 1.2, 1.3 and 1.6 of the Stock Purchase Agreement have been amended to reflect that we, upon the closing of the Transaction, shall deliver to the Sellers one or more subordinated notes substantially in the form of Exhibit A to the Amendment (the "Subordinated Notes"), in the aggregate original principal amount equal to the Deferred Consideration.

        Under the Stock Purchase Agreement, we will pay the Sellers certain additional contingent cash and stock consideration subject to the achievement of certain milestones with respect to our EBITDA and share price following the closing. The Sellers will not have the right to acquire shares of our common stock as contingent stock consideration to the extent that after giving effect to any such issuance, the Sellers (together with their affiliates) would beneficially own in excess of 20% (the "Maximum Percentage") of the number of shares of our common stock outstanding immediately after giving effect to such issuance. If we are obligated under the terms of the Stock Purchase Agreement to issue to the Sellers shares of our common stock that would result in the Sellers owning more than the Maximum Percentage, then in lieu of issuing such shares, we may pay each Seller an amount in cash equal to the number of shares to which such Seller was entitled, multiplied by the average of the closing price for such common stock for a period of 30 consecutive trading days immediately preceding the date such shares became issuable to the Sellers.

        Pursuant to the Amendment, Sections 1.8, 1.9, 1.10 and 1.12 of the Stock Purchase Agreement have also been amended to reflect that if, with respect to the milestones in the Stock Purchase Agreement (other than (i) the 2007 Cash Earn Out, (ii) any portion of the 2007 Earn Out Shares that is paid in cash pursuant to Section 1.12 of the Stock Purchase Agreement and (iii) any portion of the shares issuable to the Sellers pursuant to Section 1.9(a)(i) of the Stock Purchase Agreement that is paid in cash pursuant to Section 1.12 of the Stock Purchase Agreement), we elect to pay the Sellers cash in lieu of issuing shares of our common stock in excess of the Maximum Percentage, then the Sellers have agreed to accept Subordinated Notes from us in a principal amount equal to the amount otherwise payable in cash. Such Subordinated Notes shall be delivered by us no later than the date on which the cash payment would otherwise be due.

Terms of Subordinated Notes

        The Subordinated Notes issued by us to the Sellers will accrue interest at a rate of 10% per annum, payable quarterly. Such interest will be paid in-kind and not in cash, meaning that the outstanding principal amount of each Subordinated Note will be increased by the amount of unpaid interest, and the principal amount will thereafter be deemed to have increased by the amount of such unpaid interest. The interest rate on the Subordinated Notes is substantially the same as the blended average (between the first and second lien) interest rate expected under our senior secured credit facilities (although the interest rate on the Subordinated Notes will be fixed and not floating). The Subordinated Notes will be subordinated and junior in right of payment to all of the obligations under our credit facilities and certain refinancings thereof. We may not make any payment in respect of the Subordinated Notes (other than by way of in-kind interest payments and except as provided in the following sentence) until the date that the commitments under our credit facilities have terminated and all amounts outstanding thereunder have been paid in full. The Subordinated Notes must be prepaid in full upon the date that the commitments under our credit facilities have terminated and all amounts outstanding thereunder have been paid in full, if at or prior to such date we have received at least $30 million of net proceeds from the exercise of its outstanding warrants or any equity offering.

        The Subordinated Notes may only be transferred by the Sellers to certain affiliates thereof and for estate planning purposes, and by us with the written consent of the Sellers.

Aggregate Estimated Maximum Transaction Consideration

        Based on the closing price of a share of Paramount common stock on June 1, 2007 ($5.55), the date the Stock Purchase Agreement was signed by the parties, with respect to the shares to be issued at the closing of the Transaction, and assuming that there are no adjustments to the cash paid at the closing, and all contingent issuances of stock (valued at $5.55 per share) and payments of cash were to be made on the closing date, the value of the total maximum consideration that may be paid by Paramount in the Transaction is approximately $241,825,000. Based on a last sale price of $5.65 a share of Paramount common stock on October 1, 2007, the record date, such assumed total maximum consideration is $242,975,000 and the approximate amounts payable to each of the Sellers and the NJ Sellers would be:

	Total Cash Consideration (assuming no conversion)	Subordinated Notes (assuming no conversion)	Total Cash Consideration (assuming maximum conversion)	Subordinated Notes (assuming maximum conversion)	Value of Total Stock Consideration
Jerry Silva	$97,288,728	$3,462,232	$90,364,263	$10,386,697	$43,621,886
Steven Silva	$19,378,729	$689,634	$17,999,460	$2,068,903	$10,725,013
Jody R. Silva Trust	$8,252,357	$293,678	$7,665,000	$881,035	$3,484,492
The Jerry Silva 2007 Annuity Trust	$15,580,187	$554,455	$14,471,276	$1,663,365	$6,578,609
Michael Segal					$565,000

Acquisition Financing

        The following information replaces in its entirety the information previously provided in the section entitled "The Transaction Proposal—Acquisition Financing" beginning on page 67 of the definitive proxy statement.

        As described in the definitive proxy statement, we have received debt financing commitments from CIBC. On October 8, 2007, we and CIBC executed an amendment to the commitment letter and fee letter (as so amended, the "Amended Commitment Letter"), pursuant to which CIBC committed to a total of $162 million of debt financing, consisting of the following:

  •
  a senior secured first lien term loan facility of $80.0 million,

  •
  a senior secured first lien delayed draw term loan facility of up to $20.0 million,

  •
  a senior secured first lien revolving credit facility of $25.0 million, and

  •
  a senior secured second lien term loan facility of up to $37.0 million.

        We will use the proceeds of the first lien term loan, along with the proceeds from the second lien term loan, the revolving credit facility and the funds currently held by us in our trust account, to finance the cash purchase price payable to the Sellers in the Transaction, to repay existing indebtedness, net of cash, of Chem Rx and its subsidiaries and ChemRx New Jersey, LLC of up to $32.5 million and to pay fees and expenses related to the Transaction and the financing. We expect that the total borrowings under the facilities that we will require at the time of closing of the Transaction will be approximately $119.5 million. The loans will be secured by substantially all of our assets and Chem Rx's (and its subsidiaries') assets.

        We may use, to the extent permitted by the credit facilities, the proceeds of the first lien delayed draw term loan only to finance the contingent "initial earnout" payments that may become payable to the Sellers in 2008 as well as the first annual milestone earnout (if the making of such payments through the issuance of shares would cause the Sellers to own more than 20% of our outstanding common stock and we elect to pay out such shares in excess of 20% in cash). For a description of these contingent payments and the circumstances in which they are payable, see the section of the definitive proxy statement entitled "Stock Purchase Agreement—Transaction Consideration—Initial Earnouts". The portion of the first lien delayed draw term loan not used for such designated payments will be cancelled and not used for any other purpose.

        In addition, pursuant to the Amended Commitment Letter, we and CIBC agreed that the acquisition consideration payable to the Sellers on the closing date shall be satisfied, in part, by (i) $5 million of Subordinated Notes and (ii) up to an additional $10 million of the Subordinated Notes (the amount of such additional Subordinated Notes to depend on the number of holders of Paramount common stock that vote against the Transaction and exercise their right to convert their shares into cash). We and CIBC also agreed that the earnout payments payable to Sellers under the Stock Purchase Agreement may be paid in Subordinated Notes, to the extent required by the credit facility documentation.

        Pursuant to the Amended Commitment Letter, we and CIBC agreed to modifications in the "market flex" provisions in the original fee letter.

        The Amended Commitment Letter provides that the first lien term loan facility and the first lien delayed draw term loan facility will mature on the sixth anniversary of the closing date of the Transaction, the first lien revolving credit facility will mature on the fifth anniversary of the Transaction closing date, and the second lien term loan facility will mature seven years after the closing date of the Transaction.

        At our option, the interest rate on the loans will be equal to either ABR plus an applicable margin or the Eurodollar Rate plus an applicable margin. ABR is equal to 0.5% plus the higher of the Canadian Imperial Bank of Commerce's prime rate and the federal funds effective rate. Eurodollar Rate generally means the rate for Eurodollar deposits for a period equal to one, two, three, six or, to the extent available to each lender, nine or 12 months (as selected by us) appearing on the Telerate screen.

        The Amended Commitment Letter provides that with respect to the first lien credit facilities, the applicable margin will equal 4.00% in the case of Eurodollar loans and 3.00% in the case of ABR loans. After we deliver our financial statements for the first full quarter after the closing of the Transaction, the applicable margin for the revolving loans will be determined in accordance with a pricing grid based on our leverage ratio.

        With respect to the second lien term loan facility, the Amended Commitment Letter provides for an applicable margin equal to 8.00% in the case of Eurodollar loans and 7.00% in the case of ABR loans.

        The Amended Commitment Letter provides that there will be no prepayment penalties for optional prepayments of the first lien facility (except that Eurodollar loans will be subject to customary breakage costs). The following call premiums apply for optional prepayments on the second lien facility, which are set forth in the Amended Commitment Letter: 3.00% premium if prepaid in the first 12-months following the closing; 2.00% premium if prepaid in the second 12-months following the closing; 1.00% premium if prepaid in the third 12-months following the closing; and no call premium thereafter. Mandatory prepayments under both facilities are expected to include, subject to certain exceptions:

  •
  50% of the net proceeds from the issuance of additional equity interests by us;

  •
  75% of consolidated excess cash flow (as defined in the credit agreement), which shall be reduced to 50% if the total leverage ratio (as defined in the credit agreement) is less than or equal to 3.75:1.00;

  •
  100% of the net proceeds of certain indebtedness; and

  •
  100% of the net proceeds of any asset sales and insurance and condemnation proceeds.

        In addition, if we use the proceeds received from the exercise of our warrants to consummate certain permitted acquisitions, we will be required to prepay the credit facilities, on a dollar-for-dollar basis, to the extent that we are using such warrant proceeds to make such permitted acquisitions.

        The Amended Commitment Letter provides that the first lien term loan facility (including the delayed draw facility) will amortize in equal quarterly installments of an aggregate of 2.5% of the original principal amount of the loans per year, for the years 2008, 2009 and 2010, 5.0% of the original principal amount of the loans per year, for the years 2011 and 2012, and 1.25% of the original principal amount of the loans for each of the first three quarters of 2013, with the balance payable in a balloon on the applicable maturity date.

        The credit facilities will provide for the following affirmative covenants (subject to certain exceptions and basket sizes), among others:

  •
  delivery of our financial statements (including consolidating financial statements that exclude operations of 750 Park Place Realty Co., LLC), reports, accountants' letters, projections, officers' certificates and other information reasonably requested by the lenders;

  •
  payment of taxes and performance of other obligations;

  •
  continuation of business and maintenance of existence and material rights and privileges;

  •
  compliance with laws and certain material contractual obligations;

  •
  maintenance of property and insurance;

  •
  maintenance of books and records;

  •
  right of the lenders to inspect property and books and records;

  •
  notices of defaults and certain material events;

  •
  compliance with environmental laws;

  •
  further assurances (including, without limitation, with respect to security interests in after-acquired property); and

  •
  our agreement to obtain interest rate protection within 90 days of the closing date on terms reasonably satisfactory to CIBC in amounts sufficient so that, giving effect to such protection, at least 50% of the aggregate amount of the first lien term loans and the second lien term loans will, for a period of at least three years following the closing date, have (or will have been swapped into) a fixed rate.

        In addition, within 60 days following the closing, we will be required to file a properly completed and valid IRS Form 8023 on which we and the Sellers jointly make an election under Section 338(h)(10) of the Internal Revenue Code of 1986.

        The negative covenants (subject to certain exceptions and basket sizes) will consist of limitations on, among other things: indebtedness (including guarantee obligations); liens; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock; capital expenditures; acquisitions, investments, loans and advances; payments and modifications of subordinated and other material debt instruments; transactions with affiliates; sale-leasebacks; changes in fiscal year; hedging arrangements; negative pledge clauses and clauses restricting subsidiary distributions; restricted payments (provided that earnouts pursuant to the Stock Purchase Agreement shall be permitted, subject to certain conditions) and changes in line of business.

        The first lien credit facilities will contain covenants regarding a minimum fixed charge coverage ratio and a maximum total leverage ratio and limitations on consolidated capital expenditures. The financial covenants in the second lien term loan facility will be limited to a covenant regarding a maximum total leverage ratio, which shall be less stringent than that applicable to the first lien credit facilities.

        CIBC's commitment is subject to the satisfaction of a number of conditions, including, among other things:

  •
  the closing of the Transaction having occurred by October 27, 2007;

  •
  execution of definitive loan documentation;

  •
  we shall have contributed a minimum of $42.3 million in cash (from the funds currently held in the trust account) toward the purchase price payable by us to the Sellers at the closing of the Transaction and the Sellers (together with the former members of ChemRx NJ) shall hold at least 17% of the issued and outstanding shares of our common stock immediately following the closing;

  •
  the acquisition of Chem Rx having been consummated pursuant to the terms of the Stock Purchase Agreement and the Amendment, with no provision thereof having been waived, amended, supplemented or otherwise modified in a manner adverse to the lenders;

  •
  the repayment of all of our, Chem Rx's and Chem Rx's subsidiaries' pre-existing indebtedness for borrowed money;

  •
  there having not occurred any event, development or circumstance since December 31, 2006 that has caused or could reasonably be expected to have a "material adverse effect"; and

  •
  our delivery to CIBC of financial statements, certificates, legal opinions and other necessary documentation and our payment of certain costs, fees, expenses and other amounts that are or will be owed to CIBC and the other lenders.

        The other terms and conditions of the Amended Commitment Letter and the credit agreement are consistent with credit facilities of this nature and contain customary representations and warranties, events of default, indemnification provisions and other miscellaneous provisions.

        In addition to committing to provide the financing that Paramount requires, CIBC World Markets Corp. was engaged by Paramount to provide general strategic and financial advice and assistance to Paramount (including facilitation of investor presentations), although CIBC World Markets Corp. did not participate in the negotiations of the terms of the Transaction with the Sellers.

PARAMOUNT ACQUISITION CORP./CHEM RX
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2006
AND THE SIX MONTHS ENDED JUNE 30, 2007

        The pro forma financial statements included below are being provided to assist you in your analysis of the financial aspects of the Transaction.

        The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Paramount and Chem Rx as of June 30, 2007 giving effect to the Transaction as if it had occurred on June 30, 2007.

        The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2007 and the year ended December 31, 2006 combine the historical statements of operations of Paramount and Chem Rx giving effect to the Transaction as if it had occurred on January 1, 2006.

        The pro forma adjustments give effect to events that are directly attributable to the Transaction and that have a continuing impact on the operations of Paramount and are based on available data and certain assumptions that Paramount believes are factually supportable.

        The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical audited financial statements of Paramount as of December 31, 2006, for the period June 1, 2005 (inception) to December 31, 2005 and the year ended December 31, 2006 and the related notes thereto, and the historical audited consolidated financial statements of Chem Rx as of December 31, 2004, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006 and the related notes thereto, in conjunction with the unaudited historical financial statements of Paramount as of June 30, 2007 and for the three and six months ended June 30, 2007 and 2006 and the related notes thereto, the unaudited historical consolidated financial statements of Chem Rx as of June 30, 2007 and for the six months ended June 30, 2007 and 2006 and the related notes thereto, all of which are contained in the definitive proxy statement. The pro forma adjustments are preliminary as we are awaiting receipt of an appraisal from an independent appraiser to appropriately allocate the purchase price and the unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the Transaction taken place on the date noted.

        The pro forma financial statements do not reflect additional cash and stock consideration that is payable to the Sellers under the Stock Purchase Agreement based on contingent future events. For a description of such payments see the section entitled "The Stock Purchase Agreement-Transaction Consideration-Contingent Cash and Stock Consideration". Contingent future cash payments to the Sellers total up to an aggregate amount of $12.5 million and contingent future common stock issuances aggregate up to 9,000,000 shares. All assets, liabilities, income and expenses pertaining to 750 Park Place Realty Co., LLC, an affiliate of Chem Rx that is not being acquired by Paramount in the Transaction, have been excluded from the pro forma financial statements.

        Consummation of the Transaction is conditioned upon, among other things, Paramount's stockholders adopting and approving the Transaction proposal. If Paramount stockholders owning 20% or more of the shares of Paramount common stock sold in the IPO vote against the Transaction proposal and exercise their IPO conversion rights, then the Transaction cannot be consummated. Consequently, up to 1,954,999 common shares of Paramount are subject to possible conversion in this manner. This would represent an aggregate maximum conversion liability of $11,087,987 as of June 30, 2007 (plus the pro rata share of any interest earned thereafter), which Paramount would be required to pay from the trust account. As indicated in the pro forma balance sheet as of June 30, 2007 which follows, Paramount anticipates with certain bank loan commitments detailed elsewhere in the definitive proxy statement and this proxy supplement, that it would have adequate cash resources to satisfy this potential obligation. These pro forma financial statements have been presented using two assumptions, as follows:

  •
  Assuming no conversions (Maximum Approval)—under this assumption, no holders of Paramount's common stock sold in the IPO exercise their IPO conversion rights, and

  •
  Assuming maximum conversions (Minimum Approval)—under this assumption, holders of 1,954,999 shares of Paramount's common stock sold in the IPO exercise their IPO conversion rights.

        The total consideration as of June 30, 2007 for Paramount's acquisition of Chem Rx is determined based upon the pro forma assumptions contained herein is as follows:

2.5 million shares of Paramount common stock ($5.53 per share), $5 million in subordinated notes (up to $15 million if we have maximum allowable conversions) and $128 million (up to $118 million if we have maximum allowable conversions) in cash payment as initial consideration to the Sellers valued at	$146,825,000
Closing costs	11,300,000

Consideration to selling stockholders and closing costs	158,125,000
Assumption of accounts payable and accrued expenses of Chem Rx	23,227,000
Assumption of debt of Chem Rx, as agreed	32,500,000

Total amount to be allocated to assets acquired	$213,852,000

        The unaudited pro forma condensed combined financial statements reflect Paramount as the accounting acquirer (since owners of Paramount will own in excess of 80% of Chem Rx after the transaction and the contingent consideration is not probable) and the Transaction is accounted for under the purchase method of accounting in accordance with Statement of Financial Standards ("SFAS") No. 141 "Business Combinations." Accordingly, the unaudited pro forma condensed combined financial statements reflect that the purchase price of the Transaction is allocated to the acquired assets (including intangible assets) and assumed liabilities based on a preliminary allocation of fair values, with any excess value assigned to goodwill. The estimated fair values for the tangible assets and liabilities were equal to the historical carrying values at June 30, 2007.

        Although subject to a final determination upon our closing the Transaction with Chem Rx, the preliminary fair value of the intangible assets identified were determined using generally accepted valuation methodologies. The Chem Rx tradename was valued using a form of the Income Approach known as the Relief from Royalties method. Chem Rx's customer relationships and contracts were valued using a form of the Income Approach known as the Excess Earnings Method and the non-compete agreements contained in the Stock Purchase Agreement were valued by comparing the preliminary enterprise valuation of Chem Rx to a second preliminary enterprise valuation of Chem Rx which assumed the non-compete agreements were not in place. The following table reflects the preliminary purchase price allocation for the proposed Transaction:

Description	Amount
Current assets	$85,827,000
Property, plant and equipment, net	7,390,000
Deposits	62,000
Intangible asset—Tradename(1)	45,800,000
Intangible asset—Customer Relationships/Contracts(2)	34,800,000
Intangible asset—Noncompete Agreements(3)	22,900,000
Goodwill*	17,073,000

Total Purchase Price Allocation	$213,852,000
Less: Accounts payable and accrued expenses assumed	(23,227,000)
Total bank debt assumed, as defined in the Stock Purchase Agreement	(32,500,000)

Total Cash and Stock Consideration to Selling Stockholders	$158,125,000

(1)
Assumed useful life is 20 years.

(2)
Assumed useful life is 10 years.

(3)
Assumed useful life is 4 years.

*
The accompanying pro forma financial statements assume that the amortization of goodwill is tax deductible.

Paramount Acquisition Corp.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2007
(in thousands)

	(A) Paramount Acquisition Corp.	(B) Chem Rx Inc.	Notes Assuming No Conversion	Pro Forma Adjustments Assuming No Conversion	Pro Forma Combined— Assuming No Conversion	Notes Assuming Maximum Allowable Conversion	Pro Forma Adjustments Assuming Maximum Allowable Conversion	Pro Forma Combined —Assuming Maximum Allowable Conversion
Assets
Current Assets
Cash and cash equivalents	$4	$534	1	$1,687	$2,225	21	$—	$2,225
Cash held in Trust Fund	55,440	—	1	(55,440)	—		—	—
Accounts receivable		62,738			62,738		—	62,738
Prepaid expenses and other current assets	137	2,395	8A	(605)	1,927		—	1,927
Inventories, net	—	19,878			19,878		—	19,878
Due from affiliate	—	296		—	296		—	296

Total current assets	55,581	85,841		(54,358)	87,064		—	87,064
Deferred Acquisition Costs, Net	1,021		8A	(1,021)	—			—
Property and equipment, net	—	10,220	2	(2,830)	7,390		—	7,390
Intangible assets, net	—	2,278	3	101,222	103,500		—	103,500
Goodwill	—	1,544	4	15,529	17,073		—	17,073
Deferred financing costs, net	—	214	5	3,766	3,980		—	3,980
Deposits	—	62		—	62		—	62

Total assets	$56,602	$100,159		$62,308	$219,069		$—	$219,069

Liabilities and stockholders' equity
Current liabilities
Current portion of long-term debt or bank loan	$365	$2,305	2,6	$(670)	$2,000		$—	$2,000
Accounts payable	—	20,628		—	20,628		—	20,628
Accrued expenses	1,877	2,624	2,8A	(1,245)	3,256		—	3,256

Total current liabilities	2,242	25,557		(1,915)	25,884		—	25,884
Common stock, subject to possible conversion	11,088	—	8	(11,088)	—		—	—
Long-term debt, net of current portion	—	5,600	6	(5,600)	—		—	—
Loan payable—bank, net of current portion	—	30,275	6	89,725	120,000	21	1,088	121,088
Mortgage payable—long-term	—	2,793	2	(2,793)	—		—	—
Loan payable—related party	—	4,841	6	159	5,000	26	10,000	15,000

Total liabilities	13,330	69,066		68,488	150,884		11,088	161,972

Minority interest	—	1,124	7	(1,124)	—		—	—
Stockholders' equity:
Common stock	1	148	7	(148)	1		—	1
Treasury Stock	—	(18,000)	7	18,000	—		—	—
Additional paid-in capital	42,409	—	8	24,913	67,322	21	(11,088)	56,234
Members (deficit)	—	485	7	(485)	—		—	—
Retained earnings	862	47,336	7	(47,336)	862		—	862

Total stockholders' equity	43,272	29,969		(5,056)	68,185		(11,088)	57,097

Total liabilities and stockholders' equity	$56,602	$100,159		$62,308	$219,069		$—	$219,069

Paramount Acquisition Corp.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2007
(in thousands)

(A) Paramount Acquisition Corp.	(B) Chem Rx Inc.	Notes Assuming No Conversion	Pro Forma Adjustments Assuming No Conversion	Pro Forma Combined— Assuming No Conversion	Notes Assuming Maximum Allowable Conversion	Pro Forma Adjustments Assuming Maximum Allowable Conversion	Pro Forma Combined —Assuming Maximum Allowable Conversion
Net sales	$—	$152,048	$—	$152,048	$—	$152,048
Cost of goods sold	—	111,972	12	(19)	111,953	—	111,953

Gross profit	—	40,076	19	40,095	—	40,095
Selling, general and administrative	276	28,678	9	5,889	34,843	—	34,843

Income (loss) from operations	(276)	11,398	(5,870)	5,252	—	5,252

Interest and other (income) expense
Interest expense	—	1,286	10	5,566	6,852	22	607	7,459
Key man life insurance	—	—	—	—	—	—
Other income	—	(374)	—	(374)	—	(374)
Interest income	(970)	(10)	11	960	(20)	—	(20)

Total other (income) expense	(970)	902	6,526	6,458	607	7,065

Income (loss) before minority interest and income taxes	694	10,496	(12,396)	(1,206)	(607)	(1,813)
Minority interest	—	(541)	7	541	—	—	—

Income (loss) before income taxes	694	9,955	(11,855)	(1,206)	(607)	(1,813)
Income tax provision (benefit)	1	177	14	(660)	(482)	23	(243)	(725)

Net income (loss)	693	9,778	(11,195)	(724)	(364)	(1,088)
Accretion of trust fund, relating to Common Stock subject to possible conversion	199	—	13	(199)	—	—	—

Net income (loss) available to common stockholders	$494	$9,778	$(10,996)	$(724)	$(364)	$(1,088)

Weighted average number of shares	9,945,001	14,400,000	(E)	12,445,001	(F)

Basic and diluted net income (loss) per share	$0.05	$(0.05)	$(0.09)

Paramount Acquisition Corp.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2006
(in thousands)

(C) Paramount Acquisition Corp.	(D) Chem Rx Inc.	Notes Assuming No Conversion	Pro Forma Adjustment No Conversion	Pro Forma Combined Assuming No Conversion	Notes Assuming Maximum Allowable Conversion	Pro Forma Adjustments Assuming Maximum Allowable Conversion	Pro Forma Combined– Maximum Allowable Conversion
Net sales	$—	261,639	$—	261,639	$—	261,639
Cost of goods sold	—	194,289	17	(39)	194,250	—	194,250

Gross profit	—	67,350	39	67,389	—	67,389
Selling, general and administrative	2,076	47,527	14A	10,252	59,855	—	59,855

Income (loss) from operations	(2,076)	19,823	(10,213)	7,534	—	7,534

Interest and other (income) expense
Interest expense	—	1,342	15	12,478	13,820	24	1,135	14,955
Key man life insurance	—	(10,000)	20	10,000	—	—	—
Other income	—	(555)	—	(555)	—	(555)
Interest income	(1,969)	(37)	16	1,950	(56)	—	(56)

Total other (income) expense	(1,969)	(9,250)	24,428	13,209	1,135	14,344

Income (loss) before minority interest and income taxes	(107)	29,073	(34,641)	(5,675)	(1,135)	(6,810)
Minority interest	—	(1,160)	18	1,160	—	—	—

Income (loss) before income taxes	(107)	27,913	(33,481)	(5,675)	(1,135)	(6,810)
Income tax provision (benefit)	(90)	381	19	(2,561)	(2,270)	25	(454)	(2,724)

Net income (loss)	(17)	27,532	(30,920)	(3,405)	(681)	(4,086)
Accretion of trust fund, relating to Common Stock subject to possible conversion	389	—	18	(389)	—	—	—

Net income (loss) available to common stockholders	$(406)	$27,532	$(30,531)	$(3,405)	$(681)	$(4,086)

Weighted average number of shares	9,945,001	14,400,000	(E)	12,445,001	(F)

Basic and diluted net income (loss) per share	$(.04)	$(.24)	$(.33)

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Assuming Maximum Stockholder Approval (No Conversions)

PRO FORMA ADJUSTMENTS (In Thousands)

Pro Forma Balance Sheet—June 30, 2007

A—Derived from the unaudited historical balance sheet and statement of operations of Paramount Acquisition Corp. as of June 30, 2007 and the six months then ended, respectively.

B—Derived from the unaudited historical balance sheet and statement of operations of Chem Rx as of June 30, 2007 and the six months then ended, respectively.

NOTE 1- The following table reflects all of the pro forma cash activity that would occur assuming that none of the IPO stockholders exercise their IPO conversion rights. It assumes that Paramount would retire all of the outstanding bank debt of Chem Rx (excluding the guaranty of the mortgage on the 750 Park Place Realty Co., LLC property) via $122,000 in bank loan proceeds and a $5,000 subordinated note to a seller in lieu of cash paid at closing at an assumed blended interest rate of 10.1% (based on the following components: (1) 8.9% rate on $80,000 borrowed under the first lien term loan facility, (2) 12.9% rate on $37,000 borrowed under the second lien term loan facility, (3) 8.9% rate on $5,000 borrowed under the revolving credit facility and (4) 10% interest rate accruing on a $5,000 subordinated note to a seller in lieu of cash paid at closing). In connection with such bank loans, we are assuming an upfront financing cost on loan commitments totaling $162,000 including approximately $740 in other related upfront financing expenses. We are assuming an offset to the cash portion of the purchase price to the extent that assumed debt of Chem Rx exceeds $32,500, as agreed.

Beginning Cash Balance—Paramount	$4
Beginning Cash Balance—Chem Rx	534
Pro Forma Adjustments:
Initial cash outlay for purchase of Chem Rx	(128,000)
Cash transferred from Trust Fund	55,440
Repayment of existing Chem Rx debt, excluding 750 Park Place Realty Co., LLC	(42,925)
Repayment of existing Paramount debt	(365)
Proceeds from new bank loan	122,000
Financing cost—new bank loan commitments	(3,980)
Elimination of cash from 750 Park Place Realty Co., LLC	(14)
Transaction costs, net of amounts already paid	(10,894)
Offset of purchase price based on excess debt, as agreed	10,425

Ending Pro Forma Cash Balance—June 30, 2007	$2,225

NOTE 2—Reflects the exclusion of $2,830 of property, plant and equipment, $2,793 of mortgage payable, $25 of accrued expenses, and $96 of the current portion of long-term debt of 750 Park Place Realty Co., LLC, which will not be acquired by Paramount in the Transaction.

NOTE 3—Reflects adjustments to Intangible Assets:

Beginning Balance, Intangible Assets—Chem Rx	$2,278
Pro Forma Adjustments:
Elimination of historical carrying value of intangible assets	(2,278)
Fair value of intangible Assets acquired:
Tradename	45,800
Customer Contracts	34,800
Noncompete Agreements	22,900

Ending Balance, Intangible assets	$103,500

NOTE 4—Reflects adjustments to Goodwill:

Beginning Balance, Goodwill—Chem Rx	$1,544
Pro Forma Adjustments:
Elimination of historical carrying value of goodwill	(1,544)
Excess of purchase price over fair value of net tangible and intangible assets acquired	17,073

Ending Balance, Goodwill	$17,073

NOTE 5—Reflects adjustments to Deferred Financing Costs:

Beginning Balance, Deferred Financing Costs—Chem Rx	$214
Pro Forma Adjustments:
Elimination of deferred financing costs pertaining to existing Chem Rx debt repaid	(176)
Elimination of deferred financing costs of 750 Park Place Realty Co., LLC	(38)
Deferred financing costs based on $177,000 loan commitments at close	3,980

Ending Balance, Deferred Financing Costs	$3,980

NOTE 6—Reflects the repayment of existing Paramount debt of $365, existing Chem Rx debt of $42,925 (consisting of $7,809 of long-term debt, $30,275 of bank loan payable and $4,841 of loan payable-related party) and the issuance of $122,000 in new long term debt, of which $2,000 is due in the next year, and the issuance of a $5,000 subordinated note to a seller.

NOTE 7—Reflects the elimination of the minority interest from 750 Park Place Realty Co., LLC and existing components of stockholders' equity of Chem Rx and ChemRx NJ.

NOTE 8—Reflects the initial issuance of 2.5 million shares of Paramount common stock (including 1 million shares to be issued to the members of ChemRx NJ), valued at $5.53 per share as of June 30, 2007. Also reflects the reclassification of common stock subject to possible conversion to Additional Paid-in Capital, based on assumed maximum stockholder approval for the Transaction.

NOTE 8A—Reflects the elimination of deferred Transaction costs of $1,021 for Paramount and $605 for Chem Rx. $1,220 of these costs were unpaid and accrued as of June 30, 2007. ($804 for Paramount and $416 for Chem Rx)

Pro Forma Statement of Operations For The Six Months Ended June 30, 2007*

*
Earnings (loss) per share is calculated by dividing the pro forma net income (loss) by the pro forma weighted average common shares outstanding. Basic and diluted earnings (loss) per share are the same amount because we are showing a pro forma loss.

A—Derived from the unaudited historical balance sheet and statement of operations of Paramount Acquisition Corp. as of June 30, 2007 and the six months then ended, respectively.

B—Derived from the unaudited historical balance sheet and statement of operations of Chem Rx as of June 30, 2007 and the six months then ended, respectively.

E—Assumes issuance of 2.5 million shares of Paramount common stock to the Sellers (and the NJ Sellers) and reclassification of 1,954,999 shares no longer subject to possible conversion.

NOTE 9—The following table reflects the pro forma activity of Selling, General and Administrative expenses:

Elimination of SG&A expenses pertaining to 750 Park Place Realty Co., LLC	$(18)
Amortization of Intangible Assets	5,603
Additional rent expense due to elimination of 750 Park Place Realty Co., LLC	750
Reduction in salary expense for officers pursuant to amended employment agreements	(446)

Total Pro Forma Adjustments to Selling, General & Administrative expenses	$5,889

NOTE 10—Record the retirement of the existing Chem Rx debt (excluding 750 Park Place Realty Co., LLC mortgage payable), interest expense on $122,000 of new long-term debt bank financing and $5,000 of a subordinated note, on terms ranging between 5 and 7 1/2 years at a blended interest rate of 10.1% (based on the following components: (1) 8.9% rate on $80,000 borrowed under the first lien term loan facility, (2) 12.9% rate on $37,000 borrowed under the second lien term loan facility, (3) 8.9% rate on $5,000 borrowed under the revolving credit facility and (4) 10% interest rate accruing on a $5,000 subordinated note to a seller). For every one percent change in the interest rate assumed, pro forma interest expense for the period would adjust by $599. Record amortization of deferred financing costs related to such debts based upon total loan commitments of $162,000.

NOTE 11—Reduction in interest income resulting from reduced combined cash balances.

NOTE 12—Elimination of cost of goods sold derived from 750 Park Place Realty Co., LLC.

NOTE 13—Elimination of the accretion of trust fund interest income.

NOTE 14—Record an assumed 40% tax benefit on net loss for the period, and elimination of the historical tax expense for Paramount and Chem Rx.

Pro Forma Statement of Operations For The Year Ended December 31, 2006*

*
Earnings (loss) per share is calculated by dividing the pro forma net income (loss) by the pro forma weighted average common shares outstanding. Basic and diluted earnings (loss) per share are the same amount because we are showing a pro forma loss.

C—Derived from the historical statement of operations of Paramount Acquisition Corp. for the year ended December 31, 2006.

D—Derived from the historical statement of operations of Chem Rx for the year ended December 31, 2006.

E—Assumes issuance of 2.5 million shares of Paramount common stock to the Sellers (and the NJ Sellers) and reclassification of 1,954,999 shares no longer subject to possible conversion.

NOTE 14A—The following table reflects the pro forma activity of Selling, General and Administrative expenses:

Elimination of SG&A expenses pertaining to 750 Park Place Realty Co., LLC	$(34)
Amortization of Intangible Assets	11,341
Additional rent expense due to elimination of 750 Park Place Realty Co., LLC	1,500
Reduction in salary expense for officers pursuant to amended employment agreement	(2,555)

Total Pro Forma Adjustments to Selling, General & Administrative expenses	$10,252

NOTE 15—Record retirement of existing Chem Rx debt (excluding 750 Park Place mortgage payable), interest expense on $122,000 of new long-term debt financing, and $5,000 of a subordinated note on terms ranging between 5 and 7 1/2 years at a blended interest rate of 10.1% (based on the following components: (1) 8.9% rate on $80,000 borrowed under the first lien term loan facility, (2) 12.9% rate on $37,000 borrowed under the second lien term loan facility, (3) 8.9% rate on $5,000 borrowed under the revolving credit facility and (4) 10% interest rate accruing on a $5,000 subordinated note to a seller). For every one percent change in the interest rate assumed, pro forma interest expense for the period would adjust by $1,212. Record amortization of deferred financing costs related to such debt based upon total loan commitments of $162,000.

NOTE 16—Reduction in interest income resulting from reduced cash balances.

NOTE 17—Elimination of cost of goods sold derived from 750 Park Place Realty Co., LLC.

NOTE 18—Elimination of the accretion of trust fund interest income and the elimination of minority interest.

NOTE 19—Record an assumed 40% tax benefit on net loss for the period and elimination of the historical tax expense for Paramount and Chem Rx.

NOTE 20—Eliminate insurance proceeds from key man insurance policy.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Assuming Minimum Stockholder Approval (Maximum Conversions)

        If we receive the minimum stockholder approval, IPO investors would exercise their conversion rights with respect to 1,954,999 and receive their pro rata share of the Paramount trust fund. The following additional pro forma assumptions under this scenario are as follows:

PRO FORMA ADJUSTMENTS
(in Thousands)

Pro Forma Balance Sheet—June 30, 2007

NOTE 21—To record maximum conversion of outstanding IPO shares (1,954,999 shares) and additional $11,088 necessary to fund conversion.

Pro Forma Statement of Operations For The Six Months Ended June 30, 2007

F—Assumes issuance of 2.5 million shares of Paramount common stock to the Sellers (and the NJ Sellers) and excludes 1,954,999 shares subject to conversion.

NOTE 22—Record interest expense on increase of subordinated note from $5,000 to $15,000 and an additional loan drawdown of $1,088 at a blended rate of 10.2% per annum (based on the following components: (1) 10% rate on the subordinated note compound quarterly and (2) 8.9% rate under the revolving credit facility) in connection with maximum conversion of 19.99% of outstanding IPO shares.

NOTE 23—Record tax benefit assuming tax rate of 40%.

Pro Forma Statement of Operations For The Year Ended December 31, 2006

NOTE 24—Record interest expense on increase of subordinated note from $5,000 to $15,000 and an additional loan drawdown of $1,088 at a blended rate of 10.2% per annum (based on the following components: (1) 10% rate on the subordinated note compound quarterly and (2) 8.9% rate under the revolving credit facility) in connection with maximum conversion of 19.99% of outstanding IPO shares.

NOTE 25—Record tax benefit assuming tax rate of 40%.

NOTE 26—Reflects the increase in the subordinated note from $5,000 to $15,000.

WHERE YOU CAN FIND MORE INFORMATION

        Paramount files reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended. You may read and copy reports, proxy statements and other information filed by Paramount with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on Paramount at the Securities and Exchange Commission web site containing reports, proxy statements and other information at: http://www.sec.gov.

        Information and statements contained in this proxy supplement to any annex to this proxy supplement are qualified in all respects by reference to the copy of the relevant contract or other document filed as an annex to this proxy supplement.

        All information contained in this proxy supplement relating to Paramount has been supplied by Paramount, and all such information relating to Chem Rx, the Sellers and the institutional pharmacy industry has been supplied by Chem Rx and the Sellers. Information provided by one entity does not constitute any representation, estimate or projection of the other.

        If you would like additional copies of this document or if you have questions about the Transaction, you should contact via phone or in writing:

  J. Jay Lobell
  Paramount Acquisition Corp.
  787 Seventh Avenue, 48th Floor
  New York, New York 10019
  Tel: (212) 554-4300

        We are "incorporating by reference" information into this proxy supplement, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy supplement, except to the extent that the information is superseded by information in the definitive proxy statement or this proxy supplement.

        This proxy supplement is dated October 12, 2007. You should not assume that the information contained in this proxy supplement is accurate as of any date other than that date, and the mailing of this proxy supplement to stockholders shall not create any implication to the contrary.

Annex A

Jerry Silva
Steven Silva
The Jody R. Silva Trust
The Jerry Silva 2007 Annuity Trust
B.J.K., Inc.
750 Park Place
Long Beach, New York 11561

October 8, 2007

Paramount Acquisition Corp.
787 Seventh Avenue, 48th Floor
New York, New York 10019

  Re:
  Amendment to Stock Purchase Agreement

Ladies and Gentlemen:

        Reference is made to the Stock Purchase Agreement, dated as of June 1, 2007 (the "Stock Purchase Agreement"), among Paramount Acquisition Corp. ("Paramount"), B.J.K., Inc. ("Chem Rx") and each of the undersigned (collectively, the "Sellers"). Capitalized terms used in this letter agreement (this "Letter Agreement") but not otherwise defined shall have the meaning set forth in the Stock Purchase Agreement.

        Chem Rx and the Sellers have reviewed the terms set forth in the Amendment to the Commitment Letter and Fee Letter, dated October 8, 2007, among Paramount, CIBC Inc. and CIBC World Markets Corp. and in connection therewith agree to amend the Stock Purchase Agreement as set forth herein.

        The Closing Cash Consideration otherwise payable by Paramount to the Sellers pursuant to Section 1.4(b) of the Stock Purchase Agreement shall be reduced by an amount equal to the sum of (i) $5,000,000 plus (ii) the product of (A) $10,000,000 multiplied by (B) a fraction (which shall not be greater than 1.00), the numerator of which is the number IPO Shares that are converted into the right to receive cash pursuant to the Paramount Charter, and the denominator of which is 1,954,999 (the amount of such reduction, the "Deferred Consideration"). In no event shall the Deferred Consideration exceed $15,000,000. Sections 1.2, 1.3 and 1.6 of the Stock Purchase Agreement are amended to reflect that, at the Closing, Paramount shall deliver to the Sellers (such relative amounts allocated among the Sellers in the manner as they shall specify in writing to Paramount prior to the Closing; provided that, solely for the purposes of allocating the Deferred Consideration, the respective shares of such Deferred Consideration to be allocated to The Jody R. Silva Trust and Jerry Silva, individually, shall be no greater than such stockholder's respective pro rata share of the Deferred Consideration based on the Sellers' current share ownership of Chem Rx), one or more unsecured subordinated promissory notes, substantially in the form attached hereto as Exhibit A hereto (the "Subordinated Notes"), in the aggregate original principal amount equal to the Deferred Consideration.

        The definition of "Transaction Agreements" is amended to include the Subordinated Notes. The defined term "Closing Cash Consideration" is amended consistent with the immediately preceding paragraph and the defined term "Cash Consideration" is amended such that it is reduced by the same amount as the "Closing Cash Consideration".

        Notwithstanding anything in the Stock Purchase Agreement to the contrary, each of the Sellers hereby agrees to accept, in lieu of the contingent payments that may be payable in cash to the Sellers pursuant to Sections 1.8, 1.9, 1.10 and 1.12 of the Stock Purchase Agreement (other than (i) the 2007

Cash Earn Out, (ii) any portion of the 2007 Earn Out Shares that is paid in cash pursuant to Section 1.12 of the Stock Purchase Agreement and (iii) any portion of the shares issuable to the Sellers pursuant to Section 1.9(a)(i) of the Stock Purchase Agreement that is paid in cash pursuant to Section 1.12 of the Stock Purchase Agreement), subordinated promissory notes substantially in the form of Exhibit A in an aggregate principal amount equal to the amount payable in cash. Such notes shall be delivered by Paramount no later than the date on which the cash payment would otherwise be due.

        This Letter Agreement (i) may be executed in as many counterparts as may be required, and all counterparts collectively shall constitute a single agreement, and may be executed through delivery of duly executed signature pages by facsimile; (ii) shall be binding upon, inure to the benefit of and be enforceable by, the recipients hereof and their respective successors and assigns; (iii) may not be modified or rescinded, except by an agreement in writing signed by each of the parties hereto; and (iv) shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.

        Upon the due execution and delivery of this Letter Agreement by the parties hereto, on and after the date hereof each reference in the Stock Purchase Agreement to this "Agreement", "hereunder", "hereof', "herein" or words of like import referring to the Agreement shall mean and be a reference to the Stock Purchase Agreement, as amended hereby. Except as specifically amended above, the Stock Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed.

Very truly yours,
B.J.K., INC.
By:	/s/ JERRY SILVA
Name: Jerry Silva
Title:
/s/ JERRY SILVA JERRY SILVA
/s/ STEVEN SILVA STEVEN SILVA

JERRY SILVA, AS LIFE TENANT, AND STEVEN SILVA, AS REMAINDERMAN
/s/ JERRY SILVA Jerry Silva
/s/ STEVEN SILVA Steven Silva
THE JODY R. SILVA TRUST
		By:	/s/ ROSALIE SILVA
Name: Rosalie Silva Title: Trustee
THE JERRY SILVA 2007 ANNUITY TRUST
		By:	/s/ STEVEN SILVA
Name: Steven Silva Title: Trustee
		By:	/s/ JERRY SILVA
Name: Jerry Silva Title: Trustee
ACCEPTED AND AGREED:
PARAMOUNT ACQUISITION CORP.
By:	/s/ J. JAY LOBELL
Name: J. Jay Lobell Title: Chief Executive Officer

EXHIBIT A

FORM OF SUBORDINATED NOTE
CHEM RX CORPORATION
SUBORDINATED NOTE

$	, 200

        FOR VALUE RECEIVED, Chem Rx Corporation, a Delaware corporation (the "Borrower"), hereby promises to pay to the order of [Noteholder], (the "Payee"), or its successors or assigns, on April 30, 2015 (the "Maturity Date"), the principal sum of $                              , or such greater or lesser amount as may be from time to time outstanding from the Payee to the Borrower, together with interest thereon at the rate set forth below.

1.
Definitions.

        1.1.    Certain Definitions.    Except as the context otherwise requires, the following capitalized terms are used in this Note with the meanings set forth in this Section 1.1:

          "Credit Agreements" means collectively, (i) the First Lien Credit and Guaranty Agreement, dated as of October    , 2007, among the Borrower, certain subsidiaries of the Borrower, the lenders from time to time party thereto and Canadian Imperial Bank of Commerce, New York Agency, as Administrative Agent and Collateral Agent, and (ii) the Second Lien Credit and Guaranty Agreement, dated as of October    , 2007, among the Borrower, certain subsidiaries of the Borrower, the lenders from time to time party thereto and Canadian Imperial Bank of Commerce, New York Agency, as Administrative Agent and Collateral Agent, in each case of (i) and (ii), as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time, including any agreement providing for the extension, renewal, refinancing, refunding and replacement of all or any portion thereof (in the case of any refinancing, refunding and replacement thereof, to the extent the maturity thereof is on or prior to the Maturity Date).

          "Loan Party" has the meaning given to such term in the Credit Agreements.

          "Senior Indebtedness" means all Obligations (as defined in the Credit Agreements) (including, without limitation, all interest accruing after the filing of any petition for the bankruptcy or insolvency of any Loan Party, whether or not allowed as a claim), in each case whether now existing or hereinafter arising.

          "Subordinated Indebtedness" means all outstanding principal of and accrued and unpaid interest on all indebtedness of the Borrower evidenced by this Note.

          "Termination Date" has the meaning given to such term in the Credit Agreements.

2.
Interest Payments; Prepayments.

        2.1.    Interest Payments.    This Note shall accrue interest at a rate of ten percent (10%) per annum. Accrued interest shall be paid on this Note on the basis of a year of 360 days consisting of 12 thirty-day months, in respect of the period from and including the date of the original issuance of this Note to and the first to occur after the date hereof of December 31, March 31, June 30 or September 30, and for each quarterly interest period thereafter (a "Quarterly Interest Period"), which Quarterly Interest Periods shall commence on January 1, April 1, July 1 and October 1 in each year and shall end on and include the day immediately preceding the first day of the next Quarterly Interest Period. Interest on this Note shall be payable on December 31, March 31, June 30 and September 30 of each year, commencing on the first to occur after the date hereof of December 31, March 31, June 30 or September 30. Interest shall be paid in-kind (by increasing the outstanding principal amount of this Note by the amount of such unpaid interest, and thereafter the principal amount of this Note shall be deemed to be such increased amount for all purposes hereunder, including the calculation of interest) and not in cash.

        2.2.    Voluntary Prepayments.    Subject to the requirements of Section 4 below and to the terms of the Credit Agreements, principal of and interest on this Note are prepayable at any time and from time to time without penalty or premium, upon prior written notice. Any prepayments shall be applied first to accrued and unpaid interest, with the balance to principal.

        2.3.    Mandatory Prepayments.    Principal and interest on this Note shall be required to be prepaid (and shall be permitted to be so prepaid, notwithstanding anything in this Note (including Section 4) to the contrary) in full upon the Termination Date in respect of all then outstanding Senior Indebtedness (notwithstanding that immediately after such Termination Date, there would be other Senior Indebtedness that refinanced, refunded or replaced such then existing Senior Indebtedness), if at or prior to such time Borrower has received at least $30,000,000 of net proceeds from the exercise of the Warrants (as defined in the Credit Agreements) or any equity offering.

3.    Default.    Each of the following events shall constitute an "Event of Default": (x) failure of the Borrower to make any payment of principal on this Note when due; or (y) an Insolvency Event. Upon the occurrence and continuance of an Event of Default, (a) the Payee may accelerate the maturity of this Note, whereupon the unpaid principal of and accrued and unpaid interest on this Note shall become immediately due and payable and (b) the Payee shall have all rights and remedies available to it under law or in equity; provided, however, for so long as the Termination Date in respect of all Senior Indebtedness has not occurred, the Payee (in its capacity only as a holder of Subordinated Indebtedness) shall not (i) exercise any right of setoff or recoupment with respect to the Subordinated Indebtedness, (ii) commence or join in the commencement of a proceeding against any Loan Party under any bankruptcy, insolvency, liquidation, reorganization or other similar law, (iii) demand, accept or obtain a lien or security interest to secure Subordinated Indebtedness on any property of the Borrower or any other Loan Party, or (iv) accelerate Subordinated Indebtedness or make any demand for payment upon any of the Loan Parties or bring any suit, action or claim at law or in equity against any of the Loan Parties for payment of any of the Subordinated Indebtedness.

4.    Subordination of Subordinated Indebtedness.    The Payee, for itself and its successors and assigns, by acceptance hereof, covenants and agrees, for the benefit of the holders of Senior Indebtedness from time to time, and the Borrower acknowledges and agrees, that the Subordinated Indebtedness shall be subordinated and subject and junior in right of payment, to the extent and in the manner set forth in this Section 4, to all Senior Indebtedness.

        4.1.    Payments.    The Borrower shall not make any payment upon or in respect of this Note (other than by way of the in-kind interest payments described in Section 2.1) until the Termination Date in respect of all Senior Indebtedness has occurred; provided that the Borrower may make prepayments of principal (including capitalized interest) and payments of interest so long as at the time of, and after giving effect to, any such payments, there would not be a breach of the Credit Agreements.

        4.2.    Insolvency, Liquidation etc.    In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, reformation, readjustment, composition or other similar proceeding relating to the Borrower or its creditors or its property, or any proceeding for the liquidation, dissolution or other winding up of the Borrower, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, or any assignment by the Borrower for the benefit of creditors, or any other marshaling of the assets of the Borrower (each such event or condition is referred to herein as an "Insolvency Event"), then and in each such event (and without giving effect to any reduction or discharge to any of the obligations of any of the Loan Parties as a result of or in connection with the occurrence of any Insolvency Event with respect to any of the Loan Parties, other than a reduction or discharge of the obligations of any of the Loan Parties as a result of actual payment on such obligations):

          (a)    the Termination Date in respect of all Senior Indebtedness must occur before any payment or distribution of any character, whether in cash, securities or other property, shall be made on account of or applied to the Subordinated Indebtedness; and

          (b)    any payment or distribution of any character, whether in cash, securities or other property, which would otherwise (but for this Section 4.2(b)) be payable or deliverable in respect of the Subordinated Indebtedness shall be paid or delivered directly to the holders of Senior Indebtedness (or a representative thereof), until the Termination Date in respect of all Senior Indebtedness has occurred.

          (c)    The Payee agrees not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of the Senior Indebtedness or any liens and security interests in property securing the Senior Indebtedness. The Payee also irrevocably authorizes and empowers the administrative agents under the Credit Agreements, in the name of the Payee, to demand, sue for, collect and receive any and all amounts owing under this Note to the same extent as provided herein; provided that the Payee has not done so on its own behalf within 15 days following the delivery to the Payee of a written request of the administrative agents under the Credit Agreements. The Payee agrees to execute, verify, deliver and file any proofs of claim in respect of this Note requested by the administrative agents under the Credit Agreements in connection with any such proceeding and hereby irrevocably authorizes, empowers and appoints the administrative agents under the Credit Agreements as its agent and attorney-in-fact to (i) execute, verify, deliver and file such proofs of claim upon the failure of the Payee promptly to do so prior to 15 days before the expiration of the time to file any such proof of claim and (ii) vote such claim in any such proceeding upon the failure of the Payee to do so prior to 10 days before the expiration of the time to vote any such claim; provided the administrative agents shall have no obligation to execute, verify, deliver, file and/or vote any such proof of claim. In the event that an administrative agent votes any claim in accordance with the authority granted hereby, the Payee shall not be entitled to change or withdraw such vote.

          (d)    The Senior Indebtedness shall continue to be treated as Senior Indebtedness and the provisions of this Note shall continue to govern the relative rights and priorities of the lenders under the Credit Agreements and the Payee even if all or part of the Senior Indebtedness or the security interests securing the Senior Indebtedness are subordinated, set aside, avoided, invalidated or disallowed in connection with any such proceeding, and this Note shall be reinstated if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any holder of Senior Indebtedness or any representative of such holder.

        4.3.    Turnover.    In the event any direct or indirect payment or distribution shall be received by the Payee in contravention of the provisions of Section 4, then such payment or distribution shall be held in trust for and shall be promptly paid over or delivered to the holders of Senior Indebtedness (or a representative thereof), for the benefit of the holders of Senior Indebtedness, until the Termination Date in respect of all Senior Indebtedness has occurred.

        4.4.    Non-impairment of Payee's Creditor Status.    Nothing otherwise contained in this Section 4 is intended to or shall impair, as among the Borrower, its creditors other than the holders of Senior Indebtedness, and the holder of Subordinated Indebtedness, the obligations of the Borrower, which are, subject to the terms of Section 4, absolute and unconditional, to pay the Subordinated Indebtedness, as and when the same shall become due and payable in accordance with its terms, or to affect the relative rights of the holder of Subordinated Indebtedness and creditors of the Borrower other than the holders of Senior Indebtedness, nor shall anything herein or therein prevent the Payee from exercising all rights permitted it hereunder upon the acceleration of the Subordinated Indebtedness to the extent permitted under Section 3, subject to the rights, if any, under this Section 4 of the holders of Senior Indebtedness in respect of cash, property or securities of the Borrower received upon the exercise of any such remedy.

        4.5.    Non-Waiver of Rights.    No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act, in good faith, by any such holder, or by any non-compliance by the Borrower with the terms, provisions and covenants of this Note, regardless of any knowledge thereof any such holder may have or be charged with otherwise.

        4.6.    Benefits to Holders of Senior Indebtedness.    The subordination and related provisions set forth in Section 4 are for the benefit of, and shall be enforceable by, the holders of Senior Indebtedness and their representatives.

5.
Miscellaneous.

        5.1.    Amendment.    This Note may only be amended by the Payee, the Borrower and, prior to the Termination Date of all Senior Indebtedness, the administrative agents under the Credit Agreements.

        5.2.    Successors and Assigns.    This Note shall be binding upon and inure to the benefit of the successors and permitted assigns of the Borrower and the Payee. Borrower may not assign or delegate this Note to any other party without the written consent of the Payee; provided that the Payee may, upon written notice given to the Borrower, assign all or any portion of this Note to family members of the Payee or to trusts, partnerships or other entities formed for the benefit of the Payee or such family members primarily for estate or family planning purposes. The Payee may, upon written notice given to the Borrower, assign all or any portion this Note to any party, and such party shall be recognized as the Payee hereunder to the extent of such assignment. Any such sale, assignment, pledge, disposition or transfer shall not be effective unless, prior to the consummation of any such action, the transferee thereof shall execute and deliver to the administrative agents under the Credit Agreements an agreement pursuant to which it agrees to be bound to the subordination provisions contained in this Note, in form and substance reasonably satisfactory to the administrative agents under the Credit Agreements and such transferee. Notwithstanding the failure of any transferee to execute or deliver such an agreement, the subordination effected hereby shall survive any sale, assignment, pledge, disposition or other transfer of all or any portion of this Note, and the terms of this Note shall be binding upon the successors and assigns of the Payee.

        5.3.    Governing Law.    This Note shall be governed by and construed in accordance with the laws of the State of New York.

        5.4.    Costs and Expenses.    The Borrower shall pay or reimburse the Payee for all costs, fees and expenses (including, without limitation reasonable legal fees) incurred by the Payee in connection with the enforcement of his/her/its rights under this Note.

[Remainder of Page Intentionally Left Blank]

        The Borrower has caused this Note to be executed in its name by its duly authorized officer as of the date first written above.

CHEM RX CORPORATION
By:
Name: Title:

QuickLinks

Paramount Acquisition Corp. 787 Seventh Avenue, 48th Floor New York, New York 10019
Supplement to Proxy Statement—Your Vote is Very Important Amendment to Stock Purchase Agreement with Chem Rx
PROXY SUPPLEMENT INTRODUCTION
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE TRANSACTION
FORWARD-LOOKING STATEMENTS
ADDITIONAL INFORMATION ABOUT THE TRANSACTION
PARAMOUNT ACQUISITION CORP./CHEM RX UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2006 AND THE SIX MONTHS ENDED JUNE 30, 2007
Paramount Acquisition Corp. Unaudited Pro Forma Condensed Combined Balance Sheet As of June 30, 2007 (in thousands)
Paramount Acquisition Corp. Unaudited Pro Forma Condensed Combined Statement of Operations For the Six Months Ended June 30, 2007 (in thousands)
Paramount Acquisition Corp. Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2006 (in thousands)
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS Assuming Maximum Stockholder Approval (No Conversions)
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS Assuming Minimum Stockholder Approval (Maximum Conversions)
WHERE YOU CAN FIND MORE INFORMATION